COMPUTATION OF NET LOSS PER COMMON SHARE

     A. Primary: See the Consolidated Statements of Operations on page F-4.

     B. Full Dilution: Net loss was adjusted to exclude the effects of the dividends on the outstanding preferred stock and the interest expense on the convertible debt as these items were considered converted to common stock upon original issuance in 1996 assuming full dilution. The weighted average number of common shares outstanding was adjusted for the net effects of the exercise of stock options and warrants and the conversion of convertible debt and of preferred stock.

                                           1996          1995           1994

      Net loss                       $(25,046,591)  $(18,097,026)   $(7,146,789)
      Accumulated unpaid preferred        225,000      3,810,000        707,000
      dividends                      -------------------------------------------
          Net loss to common
            shareholders per
            primary calculation      $(25,271,591)  $(21,907,026)   $(7,853,789)

      Add back:
          Accumulated unpaid
            preferred dividend            225,000
          Interest expense on
            convertible debt              615,155
                                     -------------------------------------------
      Net loss to common
      shareholders assuming
      full dilution                  $(24,435,931)  $(21,907,026)   $(7,853,789)
                                     ===========================================

      Average common and common
      equivalent shares:

      Average common shares out-
      standing per primary
          computation                     510,233       302,520        119,678
      Assuming conversion of pre-
        ferred stock                      214,307           --             --
      Assuming conversion of con-
        vertible debt                      67,676           --             --
      Assuming exercise of stock
        options                            44,953        21,300          7,568
      Assuming exercise of stock
        warrants                           15,514           --             --
                                       -----------------------------------------
      Average common and anti-
        dilutive common equivalent
        shares as adjusted                852,683       323,820        127,246
                                       =========================================
      Net loss per common share
      assuming full dilution          $    (28.66)    $  (67.65)      $ (61.72)
                                      =========================================

     This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act, although the inclusion in the calculation of securities whose conversion or exercise has the effect of reducing the loss per share amounts is contrary to paragraph 40 of APB Opinion No. 15 because such inclusion produces an anti-dilutive result.